Exhibit 5.1
[Opinion re: Legality of Shares]
May 2, 2007
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, PA 15222-5479
Ladies and Gentlemen:
     I am Assistant General Counsel of Allegheny Technologies Incorporated (the “Company”) and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of the Company’s common stock, par value $.10 per share (the “Shares”), which are to be issued from time to time to certain employees of the Company and its affiliates in connection with the Allegheny Technologies Incorporated 2007 Incentive Plan (the “Plan”).
     I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.
     Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Mary W. Snyder
Mary W. Snyder